SIXTH AMENDMENT TO THE

CUSTODY AGREEMENT

THIS SIXTH AMENDMENT, effective as of March 26, 2018, to the Custody Agreement dated as of June 30, 2016, as amended (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and the Custodian desire to amend the series of the Company to add a new Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties, and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree to amend and restate Exhibit D of the Agreement for the purposes of adding the Abbey Capital Multi-Asset Fund to the Agreement. Exhibit D of the Agreement is hereby replaced with the Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

THE RBB Fund, Inc.		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Salvatore Faia	By:	/s/ Anita Zagrodnik

Printed Name:	Salvatore Faia	Printed Name:	Anita Zagrodnik

Title:	President	Title:	Senior Vice President

Date:	March 12, 2018	Date:	March 15, 2018

Exhibit D to the Custody Agreement – The RBB Fund, Inc.

Fund Name

Abbey Capital Futures Strategy Fund

Abbey Capital Multi-Asset Fund